Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105 +1 415 773 5700 orrick.com

July 19, 2021

HCW Biologics Inc.

2929 N Commerce Parkway

Miramar, Florida 33025

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for HCW Biologics Inc., a Delaware corporation (the “Company”), in connection with (i) the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 26, 2021, as amended (the “Prior Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) a second Registration Statement on Form S-1 filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement”, and together with the Prior Registration Statement, the “Registration Statement”). This opinion letter is being furnished to you in connection with your filing of the 462(b) Registration Statement relating to the registration of the offering by the Company of up to 1,610,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, including Shares purchasable by the underwriters upon their exercise of the option granted to the underwriters by the Company to purchase additional shares. This opinion is in addition to our opinion that was filed as Exhibit 5.1 to the Company’s Prior Registration Statement.

In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of instruments, documents, and records which we deemed relevant and necessary for the purpose of rendering our opinion set forth below. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the representations of officers and employees are correct as to questions of fact, (d) the Registration Statement has been declared effective pursuant to the Securities Act and (e) a pricing committee of the board of directors will have taken action necessary to set the sale price of the Shares.

Our opinion herein is limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

HCW Biologics Inc.

July 19, 2021

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP